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                                                                     EXHIBIT 8.1

                  [Letterhead of Harter, Secrest & Emery LLP]


                                August 16, 2000


Health Management Associates, Inc.
5811 Pelican Bay Blvd., Suite 500
Naples, FL 34108

Ladies and Gentlemen:

We have acted as counsel to Health Management Associates, Inc., a Florida corporation ("HMA"), in connection with the offering of the Convertible Senior Subordinated Debentures ("Debentures") issued pursuant to the Offering Memorandum dated August 10, 2000. Capitalized terms used and not otherwise defined in this letter have the same meanings set forth in the Offering Memorandum.

In connection with this opinion, we have examined originals or certified, conformed or reproduction copies of the form of Debentures, the Indenture and the Offering Memorandum, and without independent verification or investigation, we have relied upon the accuracy thereof. In addition we have assumed the offering will be consummated pursuant to the terms of the Offering Memorandum.

We have also examined originals or certified, conformed or reproduction copies of such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinion set forth herein, and, without independent investigation or verification, have relied upon the accuracy thereof.

In our examination, we have assumed, without independent verification or investigation, that (1) we have been provided with true, correct, and complete copies of the foregoing documents; (2) that the documents are effected in accordance with the terms thereof; (3) there are no other documents that affect the opinions hereinafter set forth; and (4) the documents reviewed by us reflect the entire understanding of the parties thereto with respect to the subject matter thereof. As to any facts material to the opinions expressed herein that were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of and accountants for, HMA. Our opinion is conditioned upon, among other things, the initial and continuing accuracy of the facts, information, covenants, and representations set forth in the documents referred to above and the statements and representations referred to above.

Based upon and subject to the foregoing, we are of the opinion that the Debentures will be treated as indebtedness for United States federal income tax purposes. We hereby confirm that the discussion set forth in the Offering Memorandum under the heading "Federal Income Tax Considerations" does not purport to discuss all possible United States federal income tax consequences of the purchase, ownership, and disposition of the Debentures. However, we believe such discussion constitutes, with respect to the United States federal income tax consequences discussed, an accurate summary of all material United States federal income tax consequences of the purchase, ownership and disposition of the Debentures, based upon current law and the assumptions stated or referred to therein.

This opinion is not binding on the Internal Revenue Service (the "Service"), and no ruling has been or will be requested from the Service as to any United States federal tax consequences described above. Although this opinion is based upon our best interpretation of the current provisions of the Internal Revenue Code of 1986, as amended, and the Treasury Department Regulations promulgated thereunder, as well as existing court decisions and administrative rulings, and sets forth the conclusions we believe will be reached by a court if the issues were properly briefed and presented to it, the tax law underlying this opinion is not entirely clear, and, therefore, no assurance can be provided that a court would in fact agree with our interpretation. Further, we can provide no assurance that the applicable law will not change in a manner that will adversely affect these consequences, and any such adverse change could be retroactive.

We express no opinion as to any United States federal income tax consequence other than as specifically set forth herein, and we express no opinion with respect to the amount or timing of any federal income tax deductions or credits or with respect to any tax issue arising under state, local, or foreign tax provisions. Further, we express no opinion regarding the accuracy or validity of any mathematical or numerical calculation related to the Debentures.

Finally, we expressly disclaim any duty to update this letter in the future in the event there are any changes in relevant fact or law that may affect any of our opinions expressed herein.

We are furnishing the opinions expressed herein solely for your benefit, and they may not be relied upon, quoted from or delivered to any person other than you without express, prior written consent. We hereby consent to a reference to us and this opinion in the Offering Memorandum.

                                           Very truly yours,


                                           /s/ Harter, Secrest & Emery llp